Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
AtheroNova, Inc.

We consent to the inclusion to the previously filed Registration Statement on Form S-8 (file No. 333-169798) of our report dated April 1, 2013, relating to the consolidated financial statements of AtheroNova, Inc. and its subsidiary as of December 31, 2012 and for the years ended December 31, 2012 and 2011, which appear in the AtheroNova Inc. Annual Report on Form 10-K for the fiscal years ended December 31, 2012 and 2011.  We also consent to the reference to our firm under the caption “Experts”.

/s/Weinberg & Company, P.A.
Weinberg & Company, P.A.
Certified Public Accountant

Los Angeles, California
April 1, 2013